As filed with the Securities and Exchange Commission on August 22, 2001                                Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNITED NATIONAL BANCORP
(Exact Name of Registrant as Specified in Charter)

New Jersey	22-2894827
(State or Other Jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

1130 Route 22 East Bridgewater, New Jersey 08807
(Address, including zip code of registrant's principal executive offices)

UNITED NATIONAL BANCORP 2001 NON-EMPLOYEE DIRECTOR LONG-TERM EQUITY PLAN UNITED NATIONAL BANCORP 2001 OFFICER LONG-TERM EQUITY PLAN
(Full title of the Plan)

Thomas C. Gregor, Chairman, President, and Chief Executive Officer
United National Bancorp
1130 Route 22 East
Bridgewater, New Jersey 08807
(908) 429-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:
Michael W. Zelenty, Esq.
Pitney, Hardin, Kipp & Szuch, LLP
P.O. Box 1945
Morristown, New Jersey 07962
(973) 966-8125

                                                    CALCULATION OF REGISTRATION FEE

========================= ====================== ======================= ====================== ======================
                                                    Proposed maximum       Proposed maximum
  Title of securities         Amount to be           Offering price       Aggregate offering          Amount of
    to be registered         Registered (1)          per share (2)             Price (2)          Registration fee
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common Stock, $1.25 par     1,000,000 shares             $24.45               $24,450,000             $6,112.50
value
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

(1) This Registration Statement also covers, in addition to the number of shares of Common Stock stated above, such indeterminable number of shares of Common Stock as may become subject to the Plans as a result of the anti-dilution provisions thereof.

(2) Estimated in accordance with Rule 457(h)(1) solely for purposes of calculating the registration fee based upon the average of the high and low sales price of the Common Stock on the Nasdaq National Market System on August 20, 2001.

PART I

INFORMATION REQUIREMENT IN THE SECTION 10(a) PROSPECTUS

ITEM 1            Plan Information

            Not filed with this Registration Statement.

ITEM 2            Registrant Information and Employee Plan Annual Information

             Not filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3           Documents Incorporated By Reference

             The following documents filed by United National Bancorp (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

1.	The Company's Annual Report on Form 10-K for the year ended December 31, 2000.

2.	The Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

3.	The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed by the Company pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description.

             In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, hereby are incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

ITEM 4           Description of Securities

            Not applicable.

ITEM 5           Interests of Named Experts and Counsel

            Not applicable.

ITEM 6           Indemnification of Directors and Officers

            Indemnification.  The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise.

              With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable to the corporation.

             The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

             A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent's expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

             Exculpation.  Article 4 of the certificate of incorporation of United National Bancorp provides:

1. Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

2. Elimination of Certain Liability of Officers. Unless provided otherwise by law, an officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

3. Repeal or Modification of this Article. Any repeal or modification of the foregoing paragraphs by the shareholders of the Corporation shall not adversely affect any right or protection of a director or an officer of the Corporation existing at the time of such repeal or modification.

             The New Jersey Business Corporation Act, as it affects exculpation, has not been changed since the adoption of this provision by United National Bancorp in 1987.

ITEM 7           Exemption from Registration Claimed

             Not applicable.

ITEM 8           Exhibits

5	Opinion Letter of Pitney, Hardin, Kipp & Szuch, LLP regarding legality of securities.

23.1	Consent of KPMG LLP.

23.2	Consent of Pitney, Hardin, Kipp & Szuch, LLP (contained in the opinion included as Exhibit 5).

ITEM 9           Undertakings

1.	The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

             Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bridgewater, State of New Jersey, on August 22, 2001.

                           UNITED NATIONAL BANCORP

                               THOMAS C. GREGOR
                           By: ___________________________________________
                               Thomas C. Gregor
                               Chairman, President and Chief Executive Officer

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  Signature                                     Title                              Date
                  ---------                                     -----                              ----

THOMAS C. GREGOR
-------------------------------------------        Chairman, President and Chief            August 22, 2001
Thomas C. Gregor                                   Executive Officer and Director
                                                    (Principal Executive Officer)

ALFRED J. SOLES
-------------------------------------------           Chief Financial Officer               August 22, 2001
Alfred J. Soles                                    (Principal Financial Officer)

A. RICHARD ABRAHAMIAN
-------------------------------------------       Senior Vice President and Chief           August 22, 2001
A. Richard Abrahamian                               Accounting Officer of United
                                                             Trust Bank
                                                   (Principal Accounting Officer)

GEORGE W. BLANK
-------------------------------------------                   Director                      August 22, 2001
George W. Blank

C. DOUGLAS CHERRY
-------------------------------------------                   Director                      August 22, 2001
C. Douglas Cherry

WILLIAM T. KELLEHER, JR.
-------------------------------------------                   Director                      August 22, 2001
William T. Kelleher, Jr.

JOHN P. KOPICKI
-------------------------------------------                   Director                      August 22, 2001
John P. Kopicki

ANTONIA S. MAROTTA
-------------------------------------------                   Director                      August 22, 2001
Antonia S. Marotta

JOHN W. McGOWAN
-------------------------------------------                   Director                      August 22, 2001
John W. McGowan

PATRICIA A. McKIERNAN
-------------------------------------------                   Director                      August 22, 2001
Patricia A. McKiernan

CHARLES N. POND, JR.
-------------------------------------------                   Director                      August 22, 2001
Charles N. Pond, Jr.

PAUL K. ROSS
-------------------------------------------                   Director                      August 22, 2001
Paul K. Ross

ARLYN D. RUS
-------------------------------------------                   Director                      August 22, 2001
Arlyn D. Rus

DAVID R. WALKER
-------------------------------------------                   Director                      August 22, 2001
David R. Walker

RONALD E. WEST
-------------------------------------------                   Director                      August 22, 2001
Ronald E. West

GEORGE J. WICKARD
-------------------------------------------                   Director                      August 22, 2001
George J. Wickard

INDEX TO EXHIBITS

Exhibit 5	Opinion Letter of Pitney, Hardin, Kipp & Szuch, LLP regarding legality of securities.

Exhibit 23.1	Consent of KPMG LLP.

Exhibit 23.2	Consent of Pitney, Hardin, Kipp & Szuch, LLP (contained in the opinion included as Exhibit 5).